EXHIBIT 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE
Contact: Greg Laborde,
Chairman and CEO Infinity Capital Group
Tel:  212-962-4400 Ext. 82
Fax.  212-962-4422
Email: greg@infinitybdc.com

August 29, 2006

              INFINITY CAPITAL GROUP NAMES ERNEST CHU TO ITS BOARD

New York, NY, -- Infinity Capital Group, Inc., a publicly held business development company under the Investment Company Act of 1940, said its Board of Directors voted to add Ernest D. Chu, an experienced public company executive to its Board. Chu, who is currently the Executive Director of the Soul Currency Institute, has been Chief Financial Officer of five public companies, and was a senior executive in the investment banking and venture capital industries. He has served on the Boards of numerous companies.

"We are most fortunate to have gotten a man of Ernie Chu's breadth and depth of experience," said Greg Laborde, Chairman and CEO of Infinity Capital. "Not only is Ernie a man of unquestionable integrity, his more than 35 years of working with emerging enterprises, is a perfect fit with our business."

Ernest Chu has contributed to three anthologies on business management and finance, and his articles on finance and corporate development have appeared in such diverse publications as the Wall St. Journal, Corporate Finance Weekly, Guide to Venture Capital Sources and the Palm Beach Times. His Soul Currency Institute (www.soulcurrency.org) teaches entrepreneurs and businesses how to tap their inner resources to create personal and organizational success. Ernest D. Chu, is a graduate of Amherst College, and currently resides in Deerfield Beach, Fl.

About Infinity Capital Group, Inc.

Infinity Capital Group, Inc., is a closed-end investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. The business of Infinity is to seek out special situation opportunities in emerging growth companies that are in need of initial or expansion financing. Infinity provides managerial assistance and invests in publicly traded vehicles and companies desiring to become publicly traded through either a public offering, or a reverse merger with an existing publicly traded entity. In addition Infinity intends to invest in micro cap public-traded companies seeking PIPE's (Private Investment in Public Entities). Infinity believes that it will have a greater ability to raise additional capital for "follow on" rounds for portfolio companies than a traditional private venture capital fund.


For more information or to receive future press releases, go to Infinity's web site through the following link:

http://www.infinitybdc.com/contact.php
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